Exhibit B.47.2

                  CERTIFICATE OF AMENDMENT
                      STOCK CORPORATION
            Office of the Secretary of the State
 30 Trinity Street/ P.O. Box 150470/Hartford, CT 06115-0470




1.   NAME OF CORPORATION:

          NGS Acquisition, Inc.


2.   THE CERTIFICATE OF INCORPORATION IS:

          Amended.


3.   TEXT OF EACH AMENDMENT/RESTATEMENT:

     Amend Article I to change the name of the corporation to:

          Woods Electrical Co., Inc.

4.   VOTE INFORMATION:

     The resolution was approved by shareholders as follows:

     100% of the outstanding common stock voted in favor of the amendment to change the name of the corporation to Woods Electrical Co., Inc.


5.   EXECUTION:

     Dated this 1st day of August, 2002.


                              /s/ William J. Nadeau
                                   William J. Nadeau
                                   President and Chief
                                   Operating Officer